Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Administrator of

Colgate-Palmolive Company Employees Savings and Investment Plan:

We consent to incorporation by reference in Registration Statements No. 33-34952, 33-64753 and 333-132038 on Form S-8 of Colgate-Palmolive Company of our report dated June 24, 2006, relating to the net assets available for benefits of Colgate-Palmolive Company Employees Savings and Investment Plan as of December 31, 2005 and 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2005, and the related schedule, which report appears in the December 31, 2005 annual report on Form 11-K of the Colgate-Palmolive Company Employees Savings and Investment Plan.

/s/ Mitchell & Titus LLP

New York, New York

June 24, 2006